                                                                     EXHIBIT 12



                   NEWMONT MINING CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Amounts in thousands except ratio)
                                   (Unaudited)



                                                       Six  Months Ended
                                                         June 30, 1999
                                                       -----------------
Earnings:
  Income before income taxes                               $ 32,706
  Adjustments:
  Net interest expense (1)                                   35,477
  Amortization of capitalized interest                        2,350
  Portion of rental expense representative of interest          866
  Undistributed loss of affiliate                            (7,980)
  Minority interest                                          25,122
                                                           --------
                                                           $ 88,541
                                                           ========

Fixed Charges:
  Net interest expense (1)                                 $ 35,477
  Capitalized interest                                        9,438
  Portion of rental expense representative of interest          866
                                                           --------
                                                           $ 45,781
                                                           ========

Ratio of earnings to fixed charges                              1.9
                                                           ========


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.